Exhibit 14.1

CODE OF ETHICS AND RULES OF CONDUCT

Data Sheet

Title:	Code of Ethics and Conduct

Responsible Area:	Compliance

Description:	The purpose of this Code is to set forth ethical conduct standards to govern all Patria’s businesses and relations.

Intended for:	All Patria’s Managers, Employees and Third Parties, as defined below

Approval Date:	January 2021

Prepared by:	Compliance

Approved by:	Board of Directors

Publication Date:	January 2021

Available from:	Patria’s website and Intranet

Latest Revision:	January 2021

MESSAGE FROM SENIOR MANAGEMENT

Dear Patria Employees,

Among our principles we conduct business in a responsible and ethical manner, and we expect our Managers, Employees and Third Parties to ensure that their performance is based on respect, transparency and compliance with the laws.

Enterprising on an ethical basis in Brazil and Latin America is our greatest belief and is the message we want to share with our customers, Third Parties, partners, governments and the society in general.

This principle has been in place daily, and is evident when we demonstrate a common sense approach and apply high ethical standards in our work, in compliance with the laws and regulations applicable to our activities. Unrestricted compliance with this principle is of key importance to our reputation and, therefore, to our business as a whole.

Remember that we must always abide by this Code with the following basic rules in mind:

1.	Never sacrifice integrity, or give the impression of having sacrificed it, even if you believe that it can help Patria’s business;

2.	Trust your instinct and common sense—if you think something may be wrong, it will probably be; and

3.	In case of doubts, always refer to your manager or Compliance and, if you are aware of any violation, report it to the Guidance and Reporting Channel immediately.

The purpose of this Code is to help guide the conduct of all associates in various circumstances. However, no compendium of rules is capable of predicting all situations. Ultimately, it is the personal integrity of each one that defines his/her character.

We count on the cooperation of all of you. Thank you.

Board of Directors
Patria Investments Ltd.

SUMMARY

1.	DEFINITIONS		6

2.	INTRODUCTION		7

3.	SCOPE		8

4.	VALUES AND PRINCIPLES		8

	4.1.	Our Essence, Ambition and Way of Being	8

5.	WORK ENVIRONMENT		10

6.	RESPECT TO OUR CLIENTS AND INVESTORS		10

	6.1.	Quality of Public Disclosures	10

7.	CONFIDENTIAL INFORMATION		10

8.	INSIDER INFORMATION		11

9.	OTHER PROFESSIONAL CONDUCTS		12

	9.1.	Patria´s Assets and Reputational Risk	12

	9.2.	Intellectual property	13

	9.3.	Internal records and controls	13

	9.4.	Representation powers and limits of incumbency	14

	9.5.	Professional relations	14

	9.6.	Social Medias	14

	9.7.	Relation with competitors	14

10.	CONFLICTS OF INTEREST		15

	10.1. Interpersonal Relations		16

	10.2. Third-Party Hiring		17

	10.3. Personal finances		17

	10.4. External Activities		18

	10.5. Personal Investments		18

	10.6. Customers and Investors		18

11.	KNOW YOUR CLIENT (“KYC”) AND ANTI-MONEY LAUNDERING AND TERRORISM FINANCING POLICIES		18

12.	COMPANY		19

	12.1. Corruption and Bribery		19

	12.2. Political contributions and charitable donations		20

	12.3. Sponsorships		21

	12.4. Gifts and Entertaining		22

	12.5. Sustainability		22

	12.6. Working conditions		22

	12.7. Compliance with laws and regulations		23

13.	MERGERS, ACQUISITIONS AND CORPORATE RESTRUCTURING		23

14.	TRAINING		23

15.	CLARIFICATION OF DOUBTS, APPROVAL OF EXCEPTIONS AND REPORTING		24

	15.1. Code Management		24

	15.2. Compliance and Legal Committee	24

	15.3. Doubts	24

	15.4. Approval of exceptions	24

	15.5. Guidance and Reporting Channel	25

16.	REPORTING VIOLATIONS TO A GOVERNMENT AGENCY	26

17.	DISCIPLINARY MEASURES	26

18.	COMMITMENT STATEMENT	27

19.	APPROVAL AND EFFECTIVE TERM	27

1.	DEFINITIONS

For the purposes of this Code, the following definitions apply:

Public Administration: any entity of the direct or indirect, national or foreign public administration;

Managers: partners, statutory directors and members of the Board of Directors;

Public Agent: any agent, authority, employee, public servant or representative, or any person exercising, even though temporarily and without compensation, a position, function or employment in any entity of the direct or indirect, national or foreign public administration. The definition of Public Agent includes politically exposed persons (PEP), who can be defined as persons who hold or have held relevant public positions, jobs or functions, as defined in CVM Instruction No. 617/2019;

Guidance and Reporting Channel: independent and confidential communication channel, open to anyone, for reports regarding any non-compliance with this Code and/or violation of current laws, as described in item 15.5 of this Code;

Code: this Code of Ethics and Rules of Conduct;

Employee(s): all of Patria’s Managers, workers and employees, as well as all those who hold a job, function, position or employment, commercial, professional, contractual or trust relationship with Patria, as well as trainees;

Compliance and Legal Committee: committee made up of Patria’s professionals and members of the executive board with the purpose of assessing and resolving on Patria’s integrity issues;

Compliance: Compliance area, responsible for complying with the guidelines established for Patria’s integrity program;

Anti-Corruption Laws: means all applicable national or foreign laws and regulations regarding corruption, bribery, administrative misconduct, violations of public bids and contracts, money laundering, political or electoral donations, including, without limitation, Law 12.846/2013 ( Anticorruption Law), regulated by Federal Decree nº 8,420/2015; Decree-Law No. 2,848/1940 (Criminal Code); Law No. 8,429/1992 (Administrative Misconduct Law); Law No. 8.666/1993 (Bidding Law); Law No. 9.504/1997 (Electoral Law); Law No. 9,613/1998 (Law on Prevention of Money Laundering); Law No. 12,529/2011 (Competition Law), Foreign Corrupt Practices Act (FCPA); and U.K. Bribery Act (UKBA), including their regulations and other related rules, as well as their future amendments;

Patria or Institution: Patria Investments Ltd., its subsidiaries, affiliates, controlled companies and related entities, in Cayman Islands and abroad;

SEC: U.S. Securities and Exchange Commission; and

Third Parties: suppliers and providers of goods and services, representatives, intermediary agents, attorneys, technical consultants, dispatchers, external associates and/or any other third parties acting on behalf, benefit and/or interest of Patria.

2.	INTRODUCTION

This Code sets out Patria’s minimum expectations regarding the conduct of all its Managers, Employees and Third Parties. Ethics and transparency are essential values in our activity and essential to our reputation and success. Accordingly, all their attitudes and actions, as a professional related to Patria, must be guided by these principles. As part of its values, Patria seeks to put the customer first in its work routine, as well as achieve operational and strategic excellence and innovation.

We take the rules of this Code very seriously, so you must conduct Patria’s business in such a manner as fully abide by our values, the laws and rules applicable to our activities, as well as the rules provided for in this Code and other policies that are part of our integrity program.

When you find any doubts or questions in any situation in your work routine, always seek to: (i) ask yourself whether this is the best action to be taken before acting; and (ii) ensure that you are aware of all the facts and that you are duly and properly informed. Trust on your judgment and common sense and always refer to your manager to talk to him/her about your issues and discomforts. You can also seek assistance from Compliance, Legal or Human Resources.

We constantly seek to achieve excellence in all our actions and businesses, and the achievement of this goal is only possible by understanding the importance and adherence of all in complying with the rules of this Code.

The Code must be read and interpreted in conjunction with other integrity policies and procedures, namely: (i) Compliance Manual; (ii) Integrity Policy; (iii) Conflict of Interest Policy; (iv) Policy on Transactions with Related Parties; (v) Gifts, Entertainment and Hospitality Policy, (vi) Policy for Hiring and Managing Third Parties; and (vii) Governance Policy for Handling Reports.

The current version of this Code was approved in January 2021 by the Board of Directors.

3.	SCOPE

The provisions and guidelines in this Code are applicable to all our Managers, Employees and Third Parties.

In addition to the provisions set forth in this Code, our Third Parties must also abide by the guidelines contained in the “Code of Ethics for Third Parties.”

We also require our fund managers to commit to ensuring that companies invested by their funds have adopted a code of ethics substantially in line with this document.

4.	VALUES AND PRINCIPLES

4.1.	Our Essence, Ambition and Way of Being

Our Essence

We are, essentially, an enterprising, persevering and resilient institution, which constantly observes reality, anticipates trends and adjusts itself to capture them. Our team is composed by professionals who carry this entrepreneurial spirit, who know how to transform ideas into real business opportunities.

Our Ambition

We converge our actions in order to be the best alternative investment manager in Latin America, with consistent performance within the top market quartile in all areas we operate.

Our Way of Being

For us, it is not only performance that matters. We care about how we achieve it. We see our way of acting as a differential that contributes to maintaining the best team of professionals, establishing long-term relationships with customers, expanding our business to other countries and attracting investments and partners that enable us to generate superior returns.

Our Values and Principles

•

Acting with Ethics and Integrity: In a simple and direct way, ethics means “doing the right thing.” We do not accept opportunities that violate business ethics. We do not believe in shortcuts or easy paths. We prefer to surrender opportunities when we realize that they do not meet our ethical principles. We want to get in and out from the front door.

•

Respect for the environment, human rights and labor relations: our activities and businesses must comply with all applicable laws related to the protection of the environment, defense of human rights and equality and respect in labor relations.

•

Alignment with our customers’ objectives: We seek to understand our customers’ investment objectives, aligning our efforts and interests so that these objectives are consistently achieved. We believe there is no better way to ensure that we are aligned with our investors’ interests than by ourselves, at Patria, investing our own assets in the same investments we offer to our clients.

•

Associative and complementary action: We know how to be a partner. We seek to be surrounded by professionals and entrepreneurs with a homogeneous character and heterogeneous talents. We truly believe that acting as a team is better than acting alone, and that others always have something to add. For this reason, we always seek to build associations based on the communion of values, mutual respect, alignment of objectives and complementarity of competencies, always working for the good results of Patria, both in our investments and internally.

•

United in purpose: Behind each of our investments, there is a greater purpose. We are concerned with bringing life to quality assets, building good projects that bring actual benefits to people, communities and the market in general. We celebrate when our projects achieve their purposes.

•

Disciplined, careful and “hands-on” team: We are disciplined in the analysis process and judicious in our decisions. We are “hands-on” in our performance within the investments—in the dimensions of value creation, risk management and adherence to our compliance and governance standards. Throughout the course of our work, our professionals have brought their accumulated experiences to benefit our investments. Also, along this path, they have accumulated learning and seek to improve their practices.

•

Internal environment favorable to performance: We seek and expect a high level of performance from our team—and, for this reason, we promote a harmonious, reliable, cooperative, non-hierarchical internal environment, with defined and clear “accountability.” We believe that the right environment provides opportunities for entrepreneurship. This environment is available to everyone, creating the conditions for each person to reach their potential in a particular way, as one lives within his/her own context.

5.	WORK ENVIRONMENT

The working environment must reflect our beliefs. We believe that all professionals should be treated with dignity and respect, have equal opportunities for professional development and are always heard. We understand that, in this way, we will always have in our team the best and most qualified people in the market.

6.	RESPECT TO OUR CLIENTS AND INVESTORS

We are fully committed to achieving our customers’ investment and financial management objectives. Our partners invest their own funds in assets managed by Patria, in order to ensure that their interests are aligned with investors’ interests.

Our activities are carried out with good faith, transparency, diligence and loyalty to our customers and business partners. We conduct all business in strict compliance with current and applicable laws.

Under no circumstances whatsoever should the intentional use of inaccurate or incomplete information be acceptable when offering a product to our customers.

6.1.	Quality of Public Disclosures

Patria has the responsibility to communicate effectively with its shareholders so that they receive complete and accurate information, in all material aspects, about Patria’s financial condition and the results of its operations. Our reports and documents filed with or submitted to the SEC, other regulator entities in Brazil and abroad, and our other public communications must include full, fair, accurate, timely and understandable disclosure.

7.	CONFIDENTIAL INFORMATION

In the performance of their professional activities, the Employees will have frequent access to confidential information regarding Patria, investee companies, investors and Patria Employees. This information may be developed by Patria itself or be supplied by Third Parties. In any case, it must be considered confidential and, therefore, is protected by law and by this Code from disclosure to Third Parties.

Confidential information includes, but is not limited to, business plans, personal information, procedures, strategies, business information, terms of contracts or other documents,

business proposals, theses, know-how, corporate and financial structures, , computer programs and any other information related to our business and customers. Confidential information is not considered information that is publicly known or that has been received from a source other than the disclosing party, as long as it is not subject to any obligation of confidentiality.

Confidential information can only be shared within the scope of its function and only in accordance with the concept of a “need to know” basis. Be especially careful with conversations with friends, relatives, colleagues or acquaintances, or in public or high-traffic environments, such as corridors, bathrooms, coffee areas, elevators, restaurants and others.

It is forbidden to use or reveal, directly or indirectly, to anyone, any confidential information, both during the employment period, and after any termination (for whatever reason).

Breach of confidentiality of information may be subject to specific legal or regulatory provisions. This obligation remains in effect even after the termination of the employment relationship. Refer to your manager, Legal or Compliance if you have any doubt about the confidentiality or not of information.

If there is a need to disclose any information in any means of communication, you must request prior authorization from Marketing and Compliance.

The risks associated with electronic communication and the processing of confidential information—for example, by email or over the Internet—require extreme caution to be adopted in order to protect this information.

Each business unit can, as necessary, cause casual workers, such as consultants and temporary employees, to sign non-disclosure agreements in order to keep the information they receive confidential. Nonetheless, their exposure to any confidential information should be kept to a minimum.

8.	INSIDER INFORMATION

If you have access to insider information, you cannot buy or sell shares or other financial assets that may be affected by such information, either on your own account or on any other account over which you have control or from which you derive some benefit. You will also not be allowed to pass on such information, expressly or implicitly, to Third Parties. This rule applies regardless of how you have access to such information.

Insider information means confidential, material and non-public information about the actions, activities, business or financial conditions of a company, public entity or issuer of shares or financial instruments, as well as any material and non-public information related to sectors of the economy or events that may have an impact on securities pricing.

The information is considered public if it has been publicly announced or disseminated in a way that makes it available to investors in general, such as a press release or widely circulated news services. On the contrary, limited disclosure through a private news service for institutional investors is not considered complete disclosure to the public.

In case of doubt whether the information is “public” or “material,” or if the use such information is allowed, refer to your manager, Legal or Compliance.

9.	OTHER PROFESSIONAL CONDUCTS

9.1.	Patria’s Assets and Reputational Risk

You must protect Patria’s assets, as well as the assets of Third Parties under your administration.

Our assets include not only financial and physical assets, but also customer relationships and intellectual property, such as information about products, services, systems and people. Everything that is created, obtained or compiled by Patria, or on its behalf, including customer lists, directories; files; reports and reference materials; computer software; data processing systems; databases; and computer programs, belong to Patria.

Our assets must be used only in the conduct of our business, except when personal use is authorized by this Code or by any policy of Patria.

Our assets are also materials, instruments and tools that are offered to you for the development of your activities. You must avoid waste and use the resources that are made available to you exclusively for professional activities. The use of the internet for personal purposes, for example, is permitted, as long as it is occasional and limited. In no way can it affect the professional’s productivity.

The use of corporate email and telephone must also be appropriate and respectful. It is important to clarify that the transmission or access to content that is inappropriate or prohibited by law, such as games, pornography, discrimination, terrorism, political party propaganda or sale of products not related to the business is not allowed.

It is important to remember that corporate email and phone numbers, even if a personal password has been provided, are strictly for professional purposes and, therefore, the information and messages that are exchanged through them are the property of Patria.

These messages are monitored and, therefore, professionals should have no expectations of privacy regarding issues that are the subject matter of corporate email or messages sent or received on corporate cell phones.

In addition to material goods, either financial or not, reputation is also one of Patria’s main assets. We are recognized for doing business ethically, for being trusted by our customers, partners and competitors and for always acting with integrity and respect. All those, Managers, Employees or Third Parties, who act on our behalf must avoid any action that could endanger our reputation.

9.2.	Intellectual Property

Any invention, development, concept, idea, process or work, in writing or not, that may or may not be patented or have its rights reserved, that you develop alone or with others during your period of employment with Patria that is directly or indirectly related with the Patria business (which we refer as “Patria Property”), belong to Patria.

As a condition of your employment, you have exclusively assigned to Patria all your rights, titles or interests in any Patria Property, including those in whose creation or development you have participated, and agree to deliver any documents that are necessary to guarantee, register or improve the assignment of Patria Property. This obligation continues even after the termination of your employment contract.

9.3.	Internal Records and Controls

Patria has accounting and documentary controls in place so that it can meet legal and commercial requirements, and everyone must contribute to the maintenance of these controls.

The improper alteration of any book, document, record or account that reflects transactions of Patria, customers or Third Parties, the disposition of our assets or our customers, the request for reimbursement of personal expenses not related to the professional activity or a false request for benefit plans are prohibited and characterize crime.

If you incur professional expenses, it is your responsibility to inform and record them accurately and in a timely manner, based on supporting documents, so that our accounting records can be kept in detail and accurately reflect all of our transactions.

9.4.	Authority to Represent Patria and Limits of Attributions

You must be aware of the limits of your attributions and take no action that goes beyond those limits. Questions about your attributions should be directed to your manager, Compliance, Legal or Human Resources.

Your authority to act on our behalf is limited by laws, regulations, powers of attorney, organizational documents and bylaws.

You may not sign any document or represent or exercise authority on our behalf, unless as specifically requested or authorized to do so.

9.5.	Professional Relations

During the term of your employment contract, you may not, directly or indirectly:

•	request business from a competitor, or prevent or attempt to prevent any Customer, current or potential, from doing business with Patria; and

•	solicit any employment from Patria’s Employees or Third Parties or, furthermore, request or induce any person to leave Patria.

For more details on the restrictions above, please see our Conflict of Interest Policy.

9.6.	Social Media

The use of social media on our behalf and for our subjects is restricted to the Marketing area. No other professional, whether or not employed with Patria, is authorized to record opinions or respond to comments posted on social media on our behalf.

In addition, the use of social media, even for personal purposes, can negatively impact our reputation, since you may mistakenly imply that your opinion represents our opinion. For this reason, it is important that you use social media in a respectful and appropriate manner, abiding by the ethical principles addressed in this Code.

9.7.	Relation with Competitors

We always act in a competitive way, seeking to achieve a commercial opportunity, but in a respectful, fair, ethical, transparent manner, focusing on the business opportunity and supporting efforts in its differentials and value proposition.

We do not tolerate competitive practices that violate laws or rules governing the matter or ethical principles described in this Code.

10.	CONFLICTS OF INTEREST

A conflict of interest situation occurs when there is the possibility of direct or indirect confrontation between the personal interests of Patria’s Employees’ or third parties’ interests and those of Patria, its subsidiaries and affiliates. The conflict of interest may endanger or unduly influence the performance of their duties and responsibilities, and is characterized by any and all material advantage in favor of the Employee and/or related third party (relatives, friends, etc.) due to his position in Patria or its subsidiaries and affiliates.

Thus, Patria’s professionals must not, under any circumstances, allow their personal interests to conflict or appear to conflict with Patria’s interests. In this sense, although it is not possible to exhaustively list all conflicts of interest that may arise, the list below presents examples of situations that may constitute a conflict of interest:

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Direct business to a supplier owned or managed by, or who employs, a relative or friend or to hire, supervise or retain any service or supply from a close family member or from companies related to a close family member.

•

You are not allowed to act on behalf of Patria in any transaction involving people or organizations with which you (or your family) have a significant connection or financial interest. You may not enter into any negotiations due to your position in Patria or accept or request from a Third Party any personal benefit that is generally not available to other people, or that is made available to you only because of your position in Patria.

•	Work, in any capacity, for a competitor, customer or supplier while employed with Patria.

•

Accept gifts of a more modest value or receive personal discounts (if these discounts are not usually offered to the public) or other benefits as a result of your position Patria, from a competitor, customer or supplier.

•	Compete with Patria for the purchase or sale of goods, products, services or other interests.

•	Receive a loan or guarantee of an obligation as a result of your position Patria.

All Employees, at the beginning of their activities at Patria, must complete and sign a Conflict of Interest Form, which is attached to Patria’s Conflict of Interest Policy, through which they are required declare situations that present potential conflicts arising from personal or professional relationships with customers, Third Parties, competitors or any other Patria Employees.

In the event of a potential conflict of interest existing in relation to a matter to be decided with any of the members of the institutional committees, the latter will need to expressly abstain from voting on that matter. In the event of a real or apparent conflict of interest between the personal and professional relationship or the activities of a Patria Employee, the person involved must deal with this conflict of interest in an ethical manner, in accordance with the provisions of this Code and our Conflict of Interest Policy.

In case of any potential conflict of interest, report it to Compliance immediately. Any doubts about situations that may characterize a conflict of interest should be clarified with Compliance. For more details on potential conflict of interest situations, see our Conflict of Interest Policy.

10.1. Interpersonal Relations

Employees must inform Patria of their personal relationships (including, but not limited to, spouses, partners, parents, siblings, cousins, etc.) between (i) Patria Employees, (ii) Patria Employees and employees of invested companies, and/or (iii) Employees and external persons who have a relationship with Patria.

For the purposes of this Code, all parties who provide services or supply goods to Patria, participate in or invest in businesses of interest to Patria and/or funds managed by Patria must be understood as external parties who have a relationship with Patria.

Patria having knowledge of the existence of relationships having the characteristics described above is not intended to discriminate or adversely affect such Employees, but rather to preserve transparency and fairness in the analysis and decision-making process to select Third Parties, new Employees and business partners, as well as how to prevent someone from deriving individual benefits using the name of Patria and of the investee companies.

As a general rule, there is, in principle, no restriction on the existence of interpersonal relationships. However, new Employees who are spouses, partners, parents or siblings of any Patria Employee may not be hired and the following will not be allowed: (i) to maintain, in the same business area, Employees who have interpersonal relationships; (ii) direct or matrix subordination between Employees who have interpersonal relationships, or in any other position that gives rise to a conflict of interest in decision-making related to the interests of Patria, its funds and/or investors; (iii) the performance of external activities in organizations with interests conflicting with those of Patria, its funds and/or investees, such as providing consultancy or occupying functional positions; and (iv) maintaining their own links, or through third parties, with suppliers or competitors of Patria, their funds and/or investees if the position held by the Employee gives him/her the power to influence transactions or allow access to insider information.

More information on interpersonal relationships can be found in the Conflict of Interest Policy.

10.2.	Third-Party Hiring

We require all our Third Parties to act ethically and reject any practices contrary to the principles set out in this Code.

The process for selection, approval and hiring of Third Parties by Patria must be based on an impartial analysis and on technical, professional criteria, business conditions, terms and quality, in addition to the requirement that the Third Party abides by any and all applicable legal or integrity provisions.

Any and all benefits achieved in commercial negotiations by Patria with Third Parties should, as far as possible, be passed on to the funds and investee companies as they hire the same service provider.

More information on the process of hiring and monitoring Third Parties can be found in Patria’s Third-Party Hiring and Management Policy.

10.3.	Personal Finances

Due to the nature of our business, any improper treatment of your personal finances can damage your credibility and that of Patria.

You may not lend, borrow money from customers or Third Parties, or act as guarantor, co-obligor or surety or in any other similar capacity for customers or Third Parties. You can only borrow money from well-known organizations, which regularly grant monetary loans, and such loans must not involve any kind of favorable treatment, and must be obtained under the same general conditions then prevailing for other borrowers. The loan and provision of guarantees between family members is not subject to any restrictions under this Code.

10.4.	External Activities

External activities are all activities performed by you, with or without profit, in any organization, group or company of which Patria is not a shareholder or quotaholder and the activity is not directly related to your position in Patria.

Your external activities cannot negatively reflect on Patria or give rise to a conflict of interest, whether real or apparent, with your duties before Patria.

10.5.	Personal Investments

Due to specific regulations and internal rules, personal investments by our Managers and Employees are subject to certain restrictions in order to avoid situations that may characterize conflicts of interest or the improper use of Patria’s or its Investors´ Confidential Information.

10.6.	Customers and Investors

Employees must pay attention to the existence of situations that may give rise to conflicts of between the interests of (i) Patria and investors, (ii) Employees and investors or (iii) among the investors themselves.

It is up to each Patria professional to monitor the occurrence of situations that may be characterized as causing or potentially causing a conflict of interest. To this end, we expect our Managers and Employees to report any noted risks and/or concerns about certain business practices conducted by any of our Managers or Employees to Compliance, regardless of their role or hierarchical level.

11.	KNOW YOUR CLIENT (“KYC”) AND ANTI-MONEY LAUNDERING AND TERRORISM FINANCING POLICIES

As our main activity is the management of Third Party assets, we are subject to several rules that deal with the prevention of money laundering and financing of terrorism practices, such as the identification and knowledge of investors or customers, with a special focus on fighting money laundering.

We are aware of the importance of our role in fighting and preventing money laundering, which is why we have very strict internal processes in place for assessing the funds received for investment.

Patria will always take all necessary measures, whether communicating to regulatory bodies and authorities, or internal sanctions in cases where there is any suspicion of money laundering.

For more details, see our Money Laundering and Terrorism Financing Prevention Policy.

12.	COMPANY

12.1.	Corruption and Bribery

We believe in the ethical and responsible conduct of our business. We know that corruption in the corporate environment brings immeasurable losses to society. Corruption deconstructs the basic pillars of companies’ performance in a free market, endangering the criteria for choosing the best price, quality and need for the service.

We do not admit any practice of corruption or bribery by our Managers, Employees, Third Parties or customers. We have adopted a “zero-tolerance” policy in the face of any action or omission that may result in violation of the provisions of the Anti-Corruption Laws.

Corruption means to offer, promise, give or receive, directly or indirectly, something to someone in order to influence decision making so as to derive an undue advantage. The simple promise, without the effective delivery of “something”, is also considered as an act of corruption.

The benefit offered, received or promised is not limited to values in kind. It can also be any benefit or favor, including payment of expenses, offer of gifts, travel, entertainment, among other conducts.

Undue advantage means any event, with economic value or not that would not have occurred had it not been for the promise or offer of “something” or “some benefit”. The entry into a contract or the waiver of a penalty are examples of “undue advantage”, as well as access to confidential and insider information.

Therefore, the following practices are prohibited, whether by our Employees or Third Parties:

•	Promising, offering or giving, directly or indirectly, an undue advantage to a public agent, or a third person related thereto;

•	Financing, funding, sponsoring or otherwise granting financial assistance to the practice of illegal acts provided for in the Anti-Corruption Law or Administrative Misconduct Law;

•	Using a natural person or legal entity to hide or conceal their actual interests or the identity of the beneficiaries of the acts performed;

•	Frustrating or defrauding, by means of agreement, combination or any other expedient, the competitive nature of a public or private bidding process, or any contract arising therefrom;

•	Removing or seeking to remove a bidder in any type of competitive process, through fraud or offering an advantage of any kind;

•	Creating, in a fraudulent or irregular manner, a legal entity to participate in public or private bidding or enter into an administrative contract; and

•

Hindering the investigation or inspection activity of public bodies, entities or agents, or intervening in their performance, including within the scope of regulatory agencies and supervisory bodies in the national financial system.

We advise our Managers and Employees to cooperate, in the form and within the limits of the law, with investigations or inspections conducted by public bodies, entities or agents. Acts that may hinder these activities are not admitted and must be immediately reported to the Guidance and Reporting Channel.

The actions described above must not be performed by any Employee or Third Party acting on behalf or at the service of Patria in relation to any Public Agent, or even their family members.

This Code expressly prohibits the practice of any act harmful to the Public Administration, such as financing, funding, sponsorship or any subsidy for the practice of acts described as illegal and the use of an individual or legal entity for the practice of corruption.

12.2.	Political Contributions and Charitable Donations

We do not contribute funds to political parties or candidates running for public offices, and it is prohibited to make, on our behalf or with our funds or assets, any monetary or other contributions to political parties or candidates running for public office.

If any Employee wishes to act as a volunteer in a political campaign, he/she must do so in his/her spare time and previously request Compliance authorization for this, NOT using any Patria’s premises or equipment. The same procedure is applicable to donations to political parties or candidates, that is, authorization from Compliance must be requested.

Charitable donations are permitted by Patria, as long as they are approved by the Institutional Committee and:

•	permitted by applicable law and provided they are subject to selection rules, such as independent surveys and reputational checking;

•	are made to registered and reputable charity institutions;

•	files are kept with clear and transparent information about donations made;

•	monitoring of donations made through audit procedures and requirement to prove the allocation of the donated goods and/or funds; and

•	are not made for the purpose of obtaining or retaining any improper business advantage or favor.

In addition, rendering of accounts must be submitted from time to time by the beneficiary institutions, in order to prove that the funds donated were used for the purpose to which they were subject.

Donations to charitable causes must be reported to Compliance, which can help verify the institution’s reputation. However, if the institution is linked to a Politically Exposed Person as defined in the law, the express authorization of Compliance is required.

Political, association and community activities should be kept on a personal level only. Working hours should not be used for these activities. Although Patria respects the right and the option of its Employees to participate in these types of activities, this does not assure them any permission for our name to be linked to these same activities.

12.3.	Sponsorships

We hold sponsorships to disseminate the recognition of our brands and/or reinforce and convey our principles of social, environmental and cultural responsibility as the face of our business strategy.

Employees responsible for contributions that are of a sponsoring nature must ensure a transparent process, preferably through public selection of social, environmental and cultural projects linked to our business strategy, with sponsorships being made through a written agreement and in accordance with the consideration agreed to with the sponsor, in compliance with current laws and regulations. In addition, Employees must make sure that the funds allocated to sponsorships are made in exchange for the disclosure of our brand.

12.4.	Gifts and Entertaining

It is prohibited to grant and accept gifts, gratuities or benefits that are conditioned or intended to influence our business decisions, or may be perceived as an act of bribery or corruption.

As established in this Code, we seek fair and transparent commercial relations; therefore, gifts, trips, lunches, discounts or special attentions that go against this principle should be refused.

Accordingly, we authorize: (i) receipt of gifts, entertainment and hospitality, limited to the values pre-established in the Gifts, Entertainment and Hospitality Policy; and (ii) receiving and participating in events. However, we do not authorize the receipt of monetary or equivalent gifts and gifts delivered on a regular basis or in periodic installments.

In the case of Public Agents, hospitality (i) should never be of a level or nature that endangers, or gives the impression of endangering, the integrity or reputation of both the authority and Patria; (ii) the values authorized in specific rules issued by the Government must always be complied; and (iii) all gifts, entertainment or hospitality offered or received by Public Agents must be preceded by Compliance approval.

Any grant of gift, hospitality or entertainment, especially if it exceeds the amounts set out in our Gifts, Entertainment and Hospitality Policy, must be approved by Compliance, which may authorize or deny delivery or receipt, and must, in any event, communicate its decision to the Compliance and Legal Committee.

For more details, see our Gift, Entertainment and Hospitality Policy.

12.5.	Sustainability

We are concerned with compliance with the law regarding environmental issues. More than that, we are concerned with sustainable development and for this reason we demand that our Third Parties and investees always comply with the applicable environmental laws.

12.6.	Working Conditions

Our values are incompatible with activities that may, in any way, characterize child or slave or similar labor. Our Managers, Employees, Third Parties and investees must always take the possible and reasonable measures to avoid hiring under these conditions, whether directly or indirectly.

12.7.	Compliance with Laws and Regulations

We expect all of our Managers, Employees and Third Parties to conduct their activities in strict compliance with the principles and guidelines set out in this Code and applicable laws and regulations, in particular those that prohibit corrupt practices.

We emphasize that we comply with all tax laws applicable to our activities and pay all taxes legitimately defined by law. Ignorance of the law is not a defense admitted in the Brazilian legal system. For this reason, if you have any doubts about the enforceability or not of a certain law, resolution, regulation or instruction, seek assistance from Legal.

We do not admit any act that may represent or generate suspicion of transferring capital outside the country where such practice is prohibited or represents a violation of any law. Likewise, no form of consultancy or assistance that aims to hide, distort or otherwise alter information provided to or requested by public authorities is permitted.

13.	MERGERS, ACQUISITIONS AND CORPORATE RESTRUCTURING

The conduct of mergers, acquisitions or corporate restructuring processes by Patria must be preceded by anti-corruption due diligence in the target company, in order to identify whether the target company and its partners were or are involved in allegations or investigations of corruption or other criminal or unethical conduct, and whether they have integrity procedures in place for the prevention, detection and remediation of corruption risks in line with the Anti-Corruption Law and related laws.

Based on this analysis, Patria will be able to assess the inherent risks and ways of proceeding or not with the intended transaction.

14.	TRAINING

We provide training, at least once a year, to all our Managers and Employees for qualification and awareness about the conducts, principles, concepts and procedures provided for in this Code and in the other policies and procedures that are part of our compliance program.

15.	CLARIFICATION OF DOUBTS, APPROVAL OF EXCEPTIONS AND REPORTING

15.1.	Code Management

Compliance and fulfillment of the procedures, principles and ethical values of this Code will be supervised by Compliance, which reports to the highest hierarchical level in Patria, when necessary.

15.2.	Compliance and Legal Committee

The Compliance and Legal Committee is responsible for, among other matters:

•

Monitoring the adoption of best ethics and compliance practices, recommending the revision and/or improvement of the Code and other integrity policies, its structure, guidelines and policies whenever necessary;

•	Monitoring the performance of Compliance;

•	Approving in advance any and all exceptions or exemptions from applying the rules of this Code;

•	Evaluating the results of the reasonability and screening analysis carried out by Compliance on the reports received through the Guidance and Reporting Channel and resolve on the measures to be taken;

•	Resolving on the application of disciplinary measures in cases of violation of the Code, integrity policies and applicable legislation; and

•	Annually preparing assessment of integrity and Compliance practices, to be submitted to the Board of Directors.

15.3.	Doubts

In case of doubts about any rule and/or its application to a given situation, contact your manager or Compliance.

15.4.	Approval of Exceptions

Any exception (including any implied waiver) of the provisions in this Code for Managers will be disclosed to Patria’s shareholders in the annual report on Form 20-F filed with the SEC. Any and all exceptions or waivers of the application of the rules in this Code are subject to prior approval by the Compliance and Legal Committee.

15.5.	Guidance and Reporting Channel

We have adopted an independent Guidance and Reporting Channel for all our Employees, Third Parties and the general public to receive reports related to violations or suspected violations of this Code, as well as of other policies and procedures adopted by Patria, or of any law or regulation. Changes to this Code will also be disclosed in Patria’s annual report on Form 20-F.

The Guidance and Reporting Channel can be accessed free of charge, by the following means:

•	Channel website: www.patria.ethicspoint.com

•	Patria website: www.patria.com>Contact

•	Telephone: 0800 892 1723 (Brazil). Telephone numbers for other countries can be found on the Channel website.

•	Intranet: http://intranet.patria.corp/

An anonymous report must provide sufficient information about the incident or situation to allow Patria to properly investigate. If concerns or reporting require confidentiality, including anonymity, Patria will do everything possible to protect that confidentiality, subject to applicable laws, regulations or legal procedures.

We do not tolerate any form of retaliation against the whistleblower who made a reporting in good faith, even though in the end it is considered unfounded. For this reason, any retaliation will be considered a violation of this Code, subjecting violators to the application of disciplinary measures.

Patria recognizes the need for this Code to be applied equally to all. Situations that may involve a violation of ethics, laws or regulations or of this Code may not always be clear and may require discretion or difficult decisions. Everyone should immediately report any concerns about a violation of ethics, laws or regulations or of this Code to Compliance or, in the case of violations involving Patria’s accounting, its internal accounting or audit controls, directly to the Audit Committee of the Board of Directors. Any potential violations involving Compliance must be reported to the Compliance Committee.

Compliance is responsible for conducting an analysis of the reasonability and screening of reports received through the Guidance and Reporting Channel and submitting a report with its conclusions to the Compliance and Legal Committee, as well as conducting and documenting internal investigations of potential violations of integrity standards or recommending hiring independent research. Upon completion of the investigation, Compliance must forward the report to the Compliance and Legal Committee or, where applicable, to the Board of Directors, for resolution on the disciplinary measures to be taken and the actions to be taken to remedy the identified irregularities.

For further details on the Guidance and Reporting Channel and reporting analysis procedures, please refer to Compliance.

The provisions in this section are qualified in their entirety by reference to the section below.

16.	REPORTING VIOLATIONS TO A GOVERNMENT AGENCY

Any Employee is entitled, under federal law in the United States of America, to certain protections to cooperate or report legal violations to government agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any Employee from disclosing or reporting violations to, or cooperating with, a government agency or self-regulatory entity or organization, and may do so without the need to notify Patria. Patria cannot retaliate against an Employee for any of these activities, and nothing in this Code otherwise requires an Employee to waive any cash prize or other payment that he or she may be entitled to from a government agency or entity or self-regulatory organization.

17.	DISCIPLINARY MEASURES

Any Employee who violates the provisions in this Code, in Patria’s integrity policies and procedures or current laws will be subject to the application of appropriate disciplinary measures, which may include:

•	Oral and/or written warning;

•	Suspension of a maximum of 30 days;

•	Termination of the employment contract (with or without cause);

•	Taking legal measures related to refund of damages; and

•	Where applicable, reporting of facts to the competent authorities.

If the breaches have been performed by Third Parties, Patria may (i) terminate the relationship and terminate the contract; (ii) take legal measures related to the refund of damages; and (iii) where applicable, report the facts to the competent authorities.

Such penalties will be authorized and defined by the Compliance and Legal Committee or by the Board of Directors of Patria, with due regard to the criteria of proportionality, graduality,

immediacy and prohibition of two or more measures for the same wrongful act.

18.	COMMITMENT STATEMENT

All Managers, Employees and Third Parties must read this Code carefully, complete and sign the Statement of Awareness and Commitment, contained in ANNEX I, in which they declare that they have had access to a copy of this Code and that they are fully aware of its provisions. Upon signing the commitment, the signatories undertake to ensure the application of the rules and principles set forth in this Code.

This statement will be filed in the records of the Managers and Employees.

19.	APPROVAL AND EFFECTIVE TERM

This Code was revised and approved by the Board of Directors of Patria and becomes effective immediately. All other rules and regulations established by Patria remain in effect.

This Code will be revised by the Board of Directors at least annually, in accordance with the Compliance recommendations, and may be revised less frequently, if necessary, due to changes in the applicable regulations and/or laws, or even to reflect changes in Patria’s internal procedures.

ANNEX I – STATEMENT OF AWARENESS AND COMMITMENT

Note: The following statements may be digitally signed

A.	Statement of Awareness and Commitment - EMPLOYEES

STATEMENT OF AWARENESS AND COMMITMENT

I, [FULL NAME], registered with CPF/ME under number [•], hereby declare to have received a copy of the Code of Ethics and Rules of Conduct (“Code”) from Patria Investments Limited (“Patria”), as well as to be aware of the entire content of said Code and to agree to its content, committing myself to comply with it during the term of my contract and, after its expiration or termination, as the case may be. I further declare that I am aware that violations of the Code, as well as of Patria’s policies and rules will be analyzed and will be subject to the appropriate disciplinary measures, without prejudice to the applicable legal penalties.

[City/State], [date]

Full name: [•]

Title: [•]

CPF/MF no: [•]

B.	Statement of Awareness and Commitment – THIRD PARTIES

STATEMENT OF AWARENESS AND COMMITMENT

[COMPANY´S NAME], a legal entity governed by private law with registered office at [full address], registered with CNPJ/MF under number [•], in the capacity of [service supplier/ provider] of Patria Investments Limited (“Patria”), hereby declares and warrants to have received a copy of the documents “Code of Ethics and Rules of Conduct” and “Code of Ethics for Third Parties” of Patria, as well as to have knowledge of the entire content of said documents and to agree with their respective contents, committing to comply with them during the term of its contract.

It further declares to be aware that violations of the “Code of Ethics and Rules of Conduct” and “Code of Ethics for Third Parties,” as well as of any law or regulation applicable to Patria, will be analyzed and will be subject to (i) relationship termination and contract termination; (ii) taking legal measures related to refund of damages; and (iii) where applicable, reporting of facts to the competent authorities.

[City/State], [date]

[Full name of legal representative]
[Title]
[CPF/ME]